Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
November 2, 2005		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2005 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $1.322 billion ($2.59 per Common share) for the third quarter of 2005, compared to $548 million ($1.08 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $737 million ($1.46 per Common share) for the third quarter of 2005, compared to $467 million (93 cents per Common share) for the third quarter of 2004, a 57 percent increase per Common share.

For the first nine months of 2005, net income for the Financial Services Businesses amounted to $2.842 billion ($5.54 per Common share) compared to $1.357 billion ($2.67 per Common share) for the first nine months of 2004. After-tax adjusted operating income for the Financial Services Businesses for the first nine months of 2005 amounted to $1.908 billion ($3.76 per Common share) compared to $1.347 billion ($2.65 per Common share) for the first nine months of 2004.

“We are pleased with the earnings growth in each of our Divisions this quarter, and remain confident that we are on track to achieve our goals for the year 2005 and beyond. In the Insurance Division, we are benefiting from strong sales of our expanded product offerings in the annuity business. The Division’s protection businesses are performing well, and recent actions we’ve taken to reduce the cost structure in Individual Life contributed to the current quarter’s earnings growth. In the Investment Division, the integration of the retirement business we acquired from CIGNA is progressing well and nearing completion, with client retention remaining consistent with our expectations. In our Asset Management business, improved results from commercial mortgage operations, along with greater asset-based fees, contributed to earnings growth this quarter, with results continuing to benefit from a strong commercial real

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estate market. The Financial Advisory segment’s investment in the retail securities brokerage joint venture with Wachovia also contributed to the Division’s earnings growth, with the business integration completed earlier this year. Our International businesses are continuing to benefit from strong business growth, with results bolstered by the contribution from our acquisition of Aoba Life late last year. In addition, earnings results are benefiting from our recent actions to enhance the investment returns of our international insurance businesses,” said Chairman and CEO Arthur F. Ryan.

“Considering our results for the first nine months of the year, including the effect of items that may be non-recurring, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $4.85 to $4.95 for the year 2005, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes stable equity markets over the remainder of the year,” Ryan said. The 2005 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements” below.

Adjusted operating income excludes “Realized investment gains (losses), net” (other than those associated with terminating hedges of foreign currency earnings and current period yield adjustments) and related charges and adjustments, and results from divested businesses. In addition, recorded changes in asset values that will ultimately inure to contractholders are excluded from adjusted operating income. Similarly, recorded changes in contractholder liabilities resulting from changes in related asset values are also excluded from adjusted operating income. Income taxes applicable to adjusted operating income, for the third quarter and first nine months of 2005, do not include a benefit of $692 million from reduction of tax liabilities in connection with the completion of IRS examinations of the company’s tax returns for the years 1997 through 2001. Adjusted operating income also excludes discontinued operations and a charge in the first quarter of 2004 for the cumulative effect of an accounting change, which are presented as separate components of net income under generally accepted accounting principles (GAAP).

The company acquired the retirement business of CIGNA Corporation on April 1, 2004. Results of the Financial Services Businesses include the results of this business from the date of acquisition. Results of the Financial Services Businesses for the third quarter of 2005 benefited from the acquisition, on November 1, 2004, of Aoba Life, a Japanese life insurance company.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $341 million for the third quarter of 2005, an increase of $96 million from $245 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $281 million for the current quarter, compared to $197 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $120 million in the current quarter, a $19 million increase from the year-ago quarter. Current quarter results benefited from lower expenses, reflecting earlier actions to reduce staffing and occupancy costs. The segment’s individual annuity business reported adjusted operating income of $161 million in the current quarter, a $65 million increase from the year-ago quarter. Current quarter results include a net reduction in amortization of deferred policy acquisition and other costs, as well as a decrease in our reserve for guaranteed minimum death benefits, reflecting our increased estimate of profitability for annuity products. The net benefit of these items amounted to $57 million. The remainder of the increase reflected higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $60 million in the current quarter, a $12 million increase from the year-ago quarter, primarily due to more favorable group disability results reflecting an updating of reserves based on a periodic review.

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The Investment division reported adjusted operating income of $257 million in the third quarter of 2005, an increase of $181 million from $76 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $110 million for the current quarter, compared to $94 million in the year-ago quarter. Current quarter segment results include a $43 million contribution from the retirement business acquired from CIGNA, essentially unchanged from the year-ago quarter. Results for the current quarter and the year-ago quarter each absorbed transition costs of $11 million. The segment’s original retirement business reported adjusted operating income of $67 million for the current quarter, an increase of $19 million from the year-ago quarter. Mortgage prepayment income contributed $15 million to current quarter results and had no significant impact on results for the year-ago quarter. The Asset Management segment reported adjusted operating income of $116 million for the current quarter, an increase of $58 million from the year-ago quarter. Current quarter results benefited from increased income from the segment’s commercial mortgage operations and greater asset-based fees in our investment management and advisory services operation. Our Financial Advisory segment, which reflects the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003, reported adjusted operating income of $31 million for the current quarter compared to a loss of $76 million in the year-ago quarter. Our 38% share of the venture’s results resulted in adjusted operating income of $59 million for the current quarter, compared to $28 million in the year-ago quarter before transition costs, reflecting increased fee income and a lower level of operating expenses. There were no transition costs in the current quarter as the business integration is complete. Current quarter results also include expenses of $22 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while the loss reported for the year-ago quarter included absorption of $59 million of transition costs and $39 million related to the obligations and costs we retained.

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The International Insurance and Investments division reported adjusted operating income of $384 million for the third quarter of 2005, an increase of $124 million from $260 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $358 million for the current quarter, compared to $239 million for the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life increased $78 million to $217 million in the current quarter. Current quarter results benefited approximately $10 million from a decrease in the estimated liability for Japanese guarantee fund assessments and reserve refinements related to recently introduced products. Adjusted operating income benefited from increased investment income margins and a favorable impact of $7 million, versus the year-ago quarter, from foreign currency exchange rates. The remainder of the increase reflected continued business growth in our Life Planner operations and a contribution to current quarter results from the business of Aoba Life, which was acquired by the company on November 1, 2004 and integrated with our existing Japanese insurance operations during the first quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $141 million for the current quarter, an increase of $41 million from the year-ago quarter. Current quarter results benefited approximately $10 million from a decrease in the estimated liability for guaranty fund assessments. The remainder of the increase reflected increased investment income margins and a favorable impact of $6 million from foreign currency exchange rates, versus the year-ago quarter. The International Investments segment reported adjusted operating income of $26 million for the current quarter, compared to $21 million in the year-ago quarter.

Corporate and Other operations resulted in adjusted operating income of $47 million in the third quarter of 2005, compared to $54 million in the year-ago quarter. The company’s real estate and relocation services business contributed $43 million to current quarter results, essentially unchanged from the year-ago quarter.

Assets under management amounted to $522 billion at September 30, 2005, compared to $470 billion a year earlier and $500 billion at December 31, 2004.

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Net income of the Financial Services Businesses for the third quarter of 2005 amounted to $1.322 billion, compared to $548 million in the year-ago quarter. Current quarter net income includes $80 million of net realized investment gains and related charges and adjustments, before income taxes. Net income for the third quarter also reflects pre-tax decreases of $97 million in recorded asset values and $45 million in recorded liabilities pertaining to contracts, primarily in connection with the retirement business we acquired from CIGNA, for which such changes in value will ultimately inure to contractholders. These changes primarily represent interest-rate related mark-to-market adjustments.

Additionally, current quarter net income includes a benefit from reduction of tax liabilities in connection with the completion of IRS examinations of the company’s tax returns for the years 1997 through 2001, totaling $720 million, of which $692 million is not applicable to adjusted operating income.

Net income for the current quarter also includes a loss from discontinued operations of $14 million (net of related taxes), primarily related to our discontinued Dryden Wealth Management business.

Net realized investment gains in the current quarter include $22 million of losses from impairments and sales of credit-impaired securities. At September 30, 2005, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $547 million, including $483 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $529 million at year-end 2004.

Net income of the Financial Services Businesses for the year-ago quarter included $38 million of net realized investment gains and related charges and adjustments, and losses of $15 million from divested businesses, in each case before income taxes. Net income for the year-ago quarter also reflected increases of $208 million in recorded asset values and $100 million in recorded liabilities for which changes in value will ultimately inure to contractholders. Net income for the year-ago quarter also included a $15 million loss from discontinued operations, net of related taxes.

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from operations before income taxes of $61 million for the third quarter of 2005 and $305 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $97 million in the current quarter and $270 million in the year-ago quarter.

The Closed Block Business reported third quarter 2005 net income of $42 million, compared to $180 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $504 million for the first nine months of 2005 and $522 million for the first nine months of 2004.

For the first nine months of 2005, the Closed Block Business reported net income of $334 million, compared to $321 million for the first nine months of 2004.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $1.364 billion for the third quarter of 2005 and $728 million for the year-ago quarter, and reported net income of $3.176 billion for the first nine months of 2005 and $1.678 billion for the first nine months of 2004.

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Share Repurchases and Issuance

During the third quarter of 2005, the company acquired 9.4 million shares of its Common Stock, at a total cost of $623 million. From the commencement of share repurchases in May 2002, through September 30, 2005, the company has acquired 111.3 million shares of its Common Stock at a total cost of $4.765 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance of financial markets and interest rate fluctuations; (2) domestic or international military or terrorist activities or conflicts; (3) volatility in the securities markets; (4) fluctuations in foreign currency exchange rates and foreign securities markets; (5) regulatory or legislative changes, including changes in tax law; (6) changes in statutory or U.S. GAAP accounting principles, practices or policies; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates, or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) reestimates of our

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reserves for future policy benefits and claims; (9) changes in our assumptions related to deferred policy acquisition costs; (10) events resulting in catastrophic loss of life; (11) investment losses and defaults; (12) changes in our claims-paying or credit ratings; (13) competition in our product lines and for personnel; (14) economic, political, currency and other risks relating to our international operations; (15) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; (16) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business; (17) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities; and (18) the effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

As indicated above, our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with GAAP, excludes Realized investment gains (losses), net (other than those associated with terminating hedges of foreign currency earnings and current period yield adjustments). A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately inure to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains / losses or recorded changes in asset

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and liability values that will ultimately inure to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2004, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 3, 2005, at 11 a.m. ET, to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 17. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 423-3271 (domestic callers) or (651) 291-5254 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on November 3, through November 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 765309.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,593	$2,183	$7,720	$6,596
Policy charges and fee income	646	615	1,901	1,782
Net investment income	1,587	1,397	4,601	3,971
Commissions, investment management fees, and other income	1,104	841	3,063	2,434

Total revenues	5,930	5,036	17,285	14,783

Benefits and expenses:
Insurance and annuity benefits	2,493	2,246	7,596	6,778
Interest credited to policyholders’ account balances	651	587	1,877	1,608
Interest expense	143	83	388	193
Other expenses	1,614	1,485	4,686	4,376

Total benefits and expenses	4,901	4,401	14,547	12,955

Adjusted operating income before income taxes	1,029	635	2,738	1,828
Income taxes, applicable to adjusted operating income	292	168	830	481

Financial Services Businesses after-tax adjusted operating income (1)	737	467	1,908	1,347

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	80	38	565	182
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(97)	208	(34)	(64)
Change in experience-rated contractholder liabilities due to asset value changes	45	(100)	(17)	33
Divested businesses	(1)	(15)	(5)	(34)

Total items excluded from adjusted operating income before income taxes	27	131	509	117
Income taxes, not applicable to adjusted operating income	(572)	36	(484)	16

Total items excluded from adjusted operating income, after income taxes	599	95	993	101

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	1,336	562	2,901	1,448
Loss from discontinued operations, net of taxes	(14)	(15)	(59)	(33)
Extraordinary gain on acquisition, net of taxes	—	1	—	21
Cumulative effect of accounting change, net of taxes	—	—	—	(79)

Net income of Financial Services Businesses	$1,322	$548	$2,842	$1,357

Direct equity adjustment for earnings per share calculation (2)	19	22	63	64

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$1,341	$570	$2,905	$1,421

Based on after-tax adjusted operating ipg1ncome	$756	$489	$1,971	$1,411

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$1.46	$0.93	$3.76	$2.65
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	0.15	0.07	1.07	0.34
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.19)	0.40	(0.06)	(0.12)
Change in experience-rated contractholder liabilities due to asset value changes	0.09	(0.19)	(0.03)	0.06
Divested businesses	—	(0.03)	(0.01)	(0.06)

Total items excluded from adjusted operating income, before income taxes	0.05	0.25	0.97	0.22
Income taxes, not applicable to adjusted operating income	(1.10)	0.07	(0.92)	0.03

Total items excluded from adjusted operating income, after income taxes	1.15	0.18	1.89	0.19

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	2.61	1.11	5.65	2.84
Loss from discontinued operations, net of taxes	(0.02)	(0.03)	(0.11)	(0.06)
Extraordinary gain on acquisition, net of taxes	—	—	—	0.04
Cumulative effect of accounting change, net of taxes	—	—	—	(0.15)

Net income of Financial Services Businesses	$2.59	$1.08	$5.54	$2.67

Weighted average number of outstanding Common shares (diluted basis)	518.3	525.7	524.5	532.5

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$22,493	$20,457
Per share of Common Stock - diluted	43.79	39.19

Attributed equity excluding unrealized gains and losses on investments	$21,025	$18,987
Per share of Common Stock - diluted	40.94	36.37

Number of diluted shares at end of period	513.6	522.0

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$281	$197	$718	$574
Group Insurance	60	48	144	120

Total Insurance Division	341	245	862	694

Asset Management	116	58	355	176
Financial Advisory	31	(76)	(51)	(170)
Retirement	110	94	407	238

Total Investment Division	257	76	711	244

International Insurance	358	239	970	698
International Investments	26	21	72	52

Total International Insurance and Investments Division	384	260	1,042	750

Corporate and other operations	47	54	123	140

Financial Services Businesses adjusted operating income before income taxes	1,029	635	2,738	1,828

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	80	38	565	182
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(97)	208	(34)	(64)
Change in experience-rated contractholder liabilities due to asset value changes	45	(100)	(17)	33
Divested businesses	(1)	(15)	(5)	(34)

Total items excluded from adjusted operating income before income taxes	27	131	509	117

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change - Financial Services Businesses	$1,056	$766	$3,247	$1,945

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$19	$25	$56	$78
Universal life	54	48	158	119
Term life	30	28	89	88

Total excluding corporate-owned life insurance	103	101	303	285
Corporate-owned life insurance	3	4	5	11

Total	$106	$105	$308	$296

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,969	$1,434	$5,476	$4,981

Net sales	$516	$124	$1,056	$954

Total account value at end of period	$53,517	$48,334

Group Insurance New Annualized Premiums (4):
Group life	$32	$34	$336	$195
Group disability	15	38	137	143

Total	$47	$72	$473	$338

Investment Division:
Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$70.5	$62.3
Institutional customers	129.8	108.9
General account	156.3	152.3

Total Investment Management and Advisory Services	$356.6	$323.5

Mutual Funds and Wrap-Fee Products:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$6,441	$4,219	$19,898	$9,940

Net sales, other than money market	$1,940	$1,117	$6,651	$984

Assets at end of period:
Mutual funds, excluding money markets	$27,387	$25,358
Money markets	3,663	4,316
Wrap-fee products	51,752	36,408

Total	$82,802	$66,082

Retirement Segment Sales:
Defined Contribution:
Gross sales	$2,173	$2,791	$7,549	$6,154

Net sales (withdrawals)	$(197)	$(250)	$216	$(942)

Guaranteed Products:
Gross sales	$2,238	$1,676	$5,991	$3,881

Net sales (withdrawals)	$410	$(437)	$337	$(1,395)

International Insurance and Investments Division:
International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$263	$221	$914	$685

Constant exchange rate basis	$260	$221	$890	$688

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Closed Block Business Data:
Income Statement Data:
Revenues	$1,865	$2,057	$5,963	$6,035
Benefits and expenses	1,804	1,752	5,459	5,513

Income from operations before income taxes	61	305	504	522
Income taxes	19	125	170	201

Closed Block Business net income	$42	$180	$334	$321

Direct equity adjustment for earnings per share calculation (2)	(19)	(22)	(63)	(64)

Earnings available to holders of Class B Stock after direct equity adjustment	$23	$158	$271	$257

Net income per share of Class B Stock	$11.50	$79.00	$135.50	$128.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,162	$1,189
Per Share of Class B Stock	581.00	594.50

Attributed equity excluding unrealized gains and losses on investments	$1,031	$530
Per Share of Class B Stock	515.50	265.00

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$7,791	$7,332	$23,901	$20,942
Benefits and expenses	6,674	6,261	20,150	18,475

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	1,117	1,071	3,751	2,467
Income tax expense (benefit)	(261)	329	516	698

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	1,378	742	3,235	1,769
Loss from discontinued operations, net of taxes	(14)	(15)	(59)	(33)
Extraordinary gain on acquisition, net of taxes	—	1	—	21
Cumulative effect of accounting change, net of taxes	—	—	—	(79)

Consolidated net income	$1,364	$728	$3,176	$1,678

Net income:
Financial Services Businesses	$1,322	$548	$2,842	$1,357
Closed Block Business	42	180	334	321

Consolidated net income	$1,364	$728	$3,176	$1,678

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$413.6	$382.0

Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$356.6	$323.5
Non-proprietary assets under management	48.0	43.5

Total managed by Investment Division	404.6	367.0
Managed by International Insurance and Investments Division	73.0	67.1
Managed by Insurance Division	44.0	35.9

Total assets under management	521.6	470.0
Client assets under administration	96.9	72.9

Total assets under management and administration	$618.5	$542.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes Realized investment gains (losses), net (other than those associated with terminating hedges of foreign currency earnings and current period yield adjustments), and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; cumulative effect of accounting change; extraordinary gain on acquisition; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well.

Adjusted operating income does not equate to "Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change" as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income should not be viewed as a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company's methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2004. Single premium business for the company’s international insurance operations is included in annualized new business premiums based on 10% credit.